Exhibit 99.1
FOR IMMEDIATE RELEASE

Universal Technical Institute, Inc. Announces Conversion of All
Series A Preferred Stock into Common Stock

PHOENIX (December 19, 2023) – Universal Technical Institute, Inc. (NYSE: UTI) (the “Company”), a leading workforce solutions provider of transportation, skilled trades and healthcare education programs, today announced that it achieved the Company conversion option and thus has effected the conversion of all the Company’s Series A Preferred Stock into Common Stock, effective December 18, 2023. The Company’s outstanding Common Stock increases by 19.3 million shares as a result of the conversion.

Immediately prior to the conversion, the Company purchased 33,300 shares of Series A Preferred Stock convertible into 1,000,000 shares of Common Stock owned by Coliseum Capital Management, LLC (“Coliseum”) and certain affiliates. In addition, the Company announced that its board of directors appointed to the board as a Class III director Chris Shackelton, Co-founder and Managing Partner of Coliseum. Mr. Shackelton previously served UTI as a director designated by the holders of the Series A Preferred Stock.

“This represents an important milestone for our Company,” said Jerome Grant, Chief Executive Officer, Universal Technical Institute, Inc. “We continue to benefit from the support of our longtime investment partners at Coliseum and Chris Shackelton, whose leadership we appreciate.”

Chris Shackelton said, “We are grateful for the tremendous partnership with UTI over the past seven years. The Company’s progress has been remarkable, and we congratulate Jerome and the leadership team. Looking ahead, UTI has meaningful untapped potential, and we are excited to continue helping to build shareholder value.”

About Universal Technical Institute, Inc.

Universal Technical Institute, Inc. (NYSE: UTI) (the “Company”) was founded in 1965 and is a leading workforce solutions provider of transportation, skilled trades and healthcare education programs whose mission is to serve students, partners and communities by providing quality education and support services for in-demand careers across a number of highly skilled fields. The Company is comprised of two divisions: Universal Technical Institute (“UTI”) and Concorde Career Colleges (“Concorde”). UTI operates 16 campuses located in 9 states and offers a wide range of transportation and skilled trades technical training programs under brands such as UTI, MIAT College of Technology, Motorcycle Mechanics Institute, Marine Mechanics Institute and NASCAR Technical Institute. Concorde operates across 17 campuses in 8 states, offering programs in the allied health, dental, nursing, patient care and diagnostic fields. For more information, visit www.uti.edu or www.concorde.edu, visit us on LinkedIn at @UniversalTechnicalInstitute and @Concorde Career Colleges or on X (formerly Twitter) @news_UTI or @ConcordeCareer.

Media Contact:
Susan Aspey
Vice President, Corporate Affairs & External Communications
Universal Technical Institute, Inc.
(202) 549-0534
saspey@uti.edu

Investor Relations Contact:
Matt Glover or Jackie Keshner
Gateway Group, Inc.
(949) 574-3860
UTI@gatewayir.com

2